Exhibit 99.2

Quanex Corporation Announces Cash Election Relating to Its Convertible Debentures

HOUSTON, Jan. 26, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) announced today that it has irrevocably elected, pursuant to the indenture governing its 2.50% Convertible Senior Debentures due 2034 (the "Debentures"), to settle the principal amount of the Debentures in cash when they become convertible and are surrendered by the holders thereof. To the extent the Company's stock is trading above the Debentures conversion price of $38.30, the difference is assumed to be converted to common stock for diluted earnings per share calculations. For the first quarter, the Company expects a $0.02 impact on its diluted earnings per share resulting from this election.

Quanex Corporation is an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets. For further information, visit the Company website at www.quanex.com.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

The Quanex Corporation logo is available at:

http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:
Quanex Corporation
Jeff Galow
713/877-5327
Valerie Calvert
713/877-5305